FOR IMMEDIATE RELEASE
July 31, 2014

Genesis Energy, L.P. Reports Second Quarter 2014 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its second quarter results. Our results for the quarter ended June 30, 2014 included the following items:

•
We generated total Available Cash before Reserves of $55.5 million in the second quarter of 2014, an increase of $9.8 million, or 21.4%, from the second quarter of 2013. Adjusted EBITDA increased $11.1 million, or 18.9% over the prior year quarter, to $70.1 million. Available Cash before Reserves and Adjusted EBITDA are non-GAAP measures that are defined and reconciled later in this press release to the most directly comparable GAAP financial measure, income from continuing operations.

•	We reported income from continuing operations of $21.1 million, or $0.24 per unit for the second quarter of 2014 compared to $26.6 million, or $0.32 per unit, for the same period in 2013.

•
On August 14, 2014, we will pay a total quarterly distribution of $50.1 million attributable to our financial and operational results for the second quarter of 2014, based on our quarterly declared distribution of $0.565 per unit. Our Available Cash before Reserves provided 1.11 times coverage for this quarterly distribution.

Grant Sims, CEO of Genesis Energy, said, "Favorable market conditions in crude oil and stellar performance from our refinery services segment, by and large, allowed us to overcome several challenges this quarter. While the financial performance of our heavy fuel oil business improved, we believe we could continue to face headwinds for several more quarters as we transition its size and focus to new market realities.
Despite these challenges, as well as those from increased employee compensation and net interest expenses, we were able to generate a record quarter of Available Cash before Reserves. Based on this performance, we delivered the thirty-sixth consecutive increase in our quarterly distribution, thirty-one of which have been 10% or greater over the prior year’s quarter and none less than 8.7%.
The SEKCO Pipeline, a joint venture with Enterprise Products in the deepwater Gulf of Mexico, was declared mechanically complete in June. As a result, we expect this project to contribute to our financial results in the third quarter and accelerate into the fourth, including the downstream transportation on and associated fees collected by our partially-owned Poseidon Pipeline.
In addition to the completion of our pipeline connecting our Port Hudson barge terminal on the Mississippi River to the ExxonMobil Baton Rouge Refinery complex late in the first quarter, we have begun commissioning and start-up of our Scenic Station unit train un-loading facility. We would anticipate a growing contribution in 2014 and into 2015, when certain minimum volume/throughput commitments are contracted to start.
We also continue to move forward on our other projects in south Louisiana - our crude oil, intermediates and refined products import/export terminal at the Port of Greater Baton Rouge and our unit train un-loading facility at Raceland - to be complete and contribute in the second half of 2015.
These growth projects, and the anticipated ramp up in volumes on our other assets in Texas, Wyoming, Florida and the Gulf of Mexico, should position us well to continue to achieve our goals of delivering low double-digit growth in distributions, an investment grade leverage ratio and an increasing coverage ratio, all without ever losing our cultural focus on our absolute commitment to safe, responsible and reliable operations."

Financial Results
Available Cash before Reserves was $55.5 million in the second quarter of 2014 (or "2014 Quarter") . The primary components impacting Available Cash before Reserves are Segment Margin, corporate general and administrative expenses (excluding certain non-cash charges), interest expense and maintenance capital expenditures.
Variances from the second quarter of 2013 (or "2013 Quarter") in these components are explained as follows:
Segment Margin
Segment Margin (a non-GAAP measure) is defined below and reconciled later in this press release to income from continuing operations before income taxes.
Segment results for the second quarters of 2014 and 2013 were as follows:

	Three Months Ended June 30,
	2014	2013
	(in thousands)
Pipeline transportation	$27,966	$26,456
Refinery services	21,627	18,696
Supply and logistics	33,088	25,290
Total Segment Margin (1)	$82,681	$70,442

(1) We define Segment Margin, which is a "non-GAAP" measure because it is not contemplated by or referenced in accounting principles generally accepted in the U.S., also referred to as GAAP, as revenues less product costs, operating expenses (excluding non-cash charges, such as depreciation and amortization), and segment general and administrative expenses, plus our equity in distributable cash generated by our equity investees. In addition, our Segment Margin definition excludes the non-cash effects of our stock appreciation rights plan and includes the non-income portion of payments received under direct financing leases. A reconciliation of Segment Margin to income from continuing operations is presented for periods presented in the table at the end of this release.

Pipeline transportation Segment Margin increased $1.5 million, or 6%, between the second quarter periods. The increase was primarily the result of higher volumes transported in our offshore pipelines as a result of additional wells being connected to the pipeline in the existing fields that they service. In the 2014 Quarter, crude oil tariff revenues of onshore crude oil pipelines increased primarily due to upward tariff indexing of approximately 4.6% for our FERC-regulated pipelines effective in July 2013. In addition, our Louisiana pipeline system, a new 18-mile 24-inch diameter crude oil pipeline connecting Port Hudson to the Baton Rouge Scenic Station and continuing downstream to the Anchorage Tank Farm, was operational for the entirety of the 2014 Quarter.

Refinery services Segment Margin increased $2.9 million, or 16%, between the second quarter periods principally attributable to a 3% increase in NaHS sales volumes to a total of 37,600 DST for the quarter. NaHS sales revenues increased primarily as a function of the increase in NaHS sales volumes, which increase was partially offset by a decrease in the average index prices for caustic soda (which is a component of our sales price) and the other components referenced below. The pricing in our sales contracts for NaHS includes adjustments for fluctuations in commodity benchmarks, freight, labor, energy costs and government indexes. The frequency at which these adjustments are applied varies by contract, geographic region and supply point. The mix of NaHS sales volumes to which these adjustments apply varies between periods.

Our raw material costs related to NaHS decreased correspondingly to the decrease in the average index price for caustic soda. We were able to realize benefits from operating efficiencies at several of our sour gas processing facilities, our favorable management of the acquisition (including economies of scale) and utilization of caustic soda in our (and our customers') operations, and our logistics management capabilities.

Supply and logistics Segment Margin increased by $7.8 million, or 31%, between the second quarter periods. In the 2014 Quarter, the increase in our Segment Margin resulted primarily from the contribution of our offshore marine transportation business which we acquired in August 2013, as well as contributions from our new and expanded assets at our Port Hudson facility which were completed during the first half of 2014. In addition, we continue to transition our refined products operations to a level and structure designed to operate within current market conditions in terms of costs, size and type of activity.

Other Components of Available Cash

Corporate general and administrative expenses included in the calculation of Available Cash before Reserves increased by $1.1 million primarily due to higher employee compensation expenses.

Interest costs for the second quarter of 2014 increased by $1.8 million from the second quarter of 2013 primarily due to our newly issued senior unsecured notes issued in May 2014. This increase was net of capitalized interest costs attributable to our growth capital expenditures.

Several adjustments to income from continuing operations are required to calculate Available Cash before Reserves.

The calculation of Available Cash before Reserves for the quarters ended June 30, 2014 and 2013 was as follows:

	Three Months Ended June 30,
	2014	2013
	(in thousands)
Income from continuing operations	$21,148	$26,612
Depreciation and amortization	20,491	15,665
Cash received from direct financing leases not included in income	1,371	1,263
Cash effects of sales of certain assets and discontinued operations	61	294
Effects of distributable cash generated by equity method investees not included in income	7,808	4,891
Cash effects of legacy stock appreciation rights plan	(127)	(1,896)
Non-cash legacy stock appreciation rights plan expense	322	705
Expenses related to acquiring or constructing growth capital assets	418	667
Unrealized loss (gain) on derivative transactions excluding fair value hedges	2,724	(1,971)
Maintenance capital utilized(1)	(178)	(1,015)
Non-cash tax expense (benefit)	512	(213)
Other items, net	942	707
Available Cash before Reserves	$55,492	$45,709
(1) Maintenance capital expenditures in the 2014 Quarter were $4.3 million.

Other Components of Income from Continuing Operations

In the 2014 Quarter, we recorded income from continuing operations of $21.1 million compared to $26.6 million in the 2013 Quarter.

In addition to the factors impacting Available Cash before Reserves, our derivative positions resulted in a $2.7 million non-cash unrealized loss in the 2014 Quarter compared to a $2.0 million non-cash unrealized gain in the 2013 Quarter.

Depreciation and amortization expense increased $4.8 million between the quarterly periods primarily as a result of the acquisition of our offshore marine transportation assets and recently completed internal growth projects.

Distributions

We have increased our quarterly distribution rate for thirty-six consecutive quarters. Thirty-one of those quarterly increases have been 10% or greater as compared to the same quarter in the preceding year. Over the last four quarters, we have increased the distribution rate on our common units by a total of $0.0550 per unit, or 10.8%. Distributions attributable to each quarter of 2014 and 2013, are as follows:

Distribution For	Date Paid	Per Unit Amount
2014
2nd Quarter	August 14, 2014	$0.5650
1st Quarter	May 15, 2014	$0.5500
2013
4th Quarter	February 14, 2014	$0.5350
3rd Quarter	November 14, 2013	$0.5225
2nd Quarter	August 14, 2013	$0.5100
1st Quarter	May 15, 2013	$0.4975

Earnings Conference Call

We will broadcast our Earnings Conference Call on Thursday, July 31, 2014, at 10:00 a.m. Central time. This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis' operations include pipeline transportation, refinery services and supply and logistics. The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and carbon dioxide. The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations. The Supply and Logistics Division is engaged in the transportation, storage and supply and marketing of energy products, including crude oil, refined products and certain industrial gases. Genesis' operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
REVENUES	$1,015,049	$1,068,694	$2,034,768	$2,083,502

COSTS AND EXPENSES:
Costs of sales	948,605	1,008,526	1,901,632	1,966,669
General and administrative expenses	14,696	11,142	26,706	22,753
Depreciation and amortization	20,491	15,665	39,771	30,714
OPERATING INCOME	31,257	33,361	66,659	63,366
Equity in earnings of equity investees	4,922	5,623	12,740	9,559
Interest expense	(14,069)	(12,255)	(26,873)	(23,696)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	22,110	26,729	52,526	49,229
Income tax (expense) benefit	(962)	(117)	(1,603)	86
INCOME FROM CONTINUING OPERATIONS	21,148	26,612	50,923	49,315
Income from discontinued operations	—	290	—	433
NET INCOME	$21,148	$26,902	$50,923	$49,748
BASIC AND DILUTED NET INCOME PER COMMON UNIT:
Continuing operations	$0.24	$0.32	$0.57	$0.60
Discontinued operations	—	0.01	—	0.01
Net income per common unit	$0.24	$0.33	$0.57	$0.61
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	88,691	81,973	88,691	81,590

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Pipeline Transportation Segment
Onshore crude oil pipelines (barrels/day):
Texas	60,662	54,929	54,769	54,175
Jay	24,337	38,062	26,085	33,107
Mississippi	15,121	18,946	15,150	18,965
Louisiana (1)	22,435	—	13,574	—
Onshore crude oil pipelines total	122,555	111,937	109,578	106,247
Offshore crude oil pipelines (barrels/day):
CHOPS (2)	169,371	126,819	180,288	120,531
Poseidon (2)	201,190	220,687	206,074	212,663
Odyssey (2)	40,492	44,493	42,735	43,837
GOPL	4,197	9,335	5,814	9,132
Offshore crude oil pipelines total	415,250	401,334	434,911	386,163
CO2 pipeline (Mcf/day)
Free State	178,500	227,168	185,010	217,844

Refinery Services Segment
NaHS (dry short tons sold)	37,607	36,665	78,509	73,287
NaOH (caustic soda dry short tons sold)	24,066	21,720	48,099	40,950

Supply and Logistics Segment
Crude oil and petroleum products sales (barrels/day)	96,443	106,428	98,631	101,358

(1) Represents volumes per day from the period the pipeline began operations in the first quarter of 2014.
(2) Volumes for our equity method investees are presented on a 100% basis.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(in thousands, except number of units)

	June 30, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$14,326	$8,866
Accounts receivable - trade, net	346,548	368,033
Inventories	129,852	85,330
Other current assets	29,045	72,994
Total current assets	519,771	535,223
Fixed assets, net	1,324,272	1,128,744
Investment in direct financing leases, net	148,854	151,903
Equity investees	620,188	620,247
Intangible assets, net	56,993	62,928
Goodwill	325,046	325,046
Other assets, net	48,005	38,111
Total assets	$3,043,129	$2,862,202
LIABILITIES AND PARTNERS’ CAPITAL
Accounts payable - trade	$316,999	$316,204
Accrued liabilities	95,281	130,349
Total current liabilities	412,280	446,553
Senior secured credit facility	492,200	582,800
Senior unsecured notes	1,050,707	700,772
Deferred tax liabilities	16,797	15,944
Other long-term liabilities	18,721	18,396
Partners' capital:
Common unitholders	1,052,424	1,097,737
Total liabilities and partners' capital	$3,043,129	$2,862,202

Units Data:
Total common units outstanding	88,690,985	88,690,985

GENESIS ENERGY, L.P.
RECONCILIATION OF SEGMENT MARGIN TO INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES - UNAUDITED

(in thousands)

	Three Months Ended June 30,
	2014	2013
Segment Margin (1)	$82,681	$70,442
Corporate general and administrative expenses	(13,789)	(10,305)
Non-cash items included in general and administrative costs	947	138
Cash expenditures not included in Adjusted EBITDA	418	667
Cash expenditures not included in net income	(127)	(1,943)
Adjusted EBITDA	70,130	58,999
Depreciation and amortization	(20,491)	(15,665)
Interest expense, net	(14,069)	(12,255)
Cash expenditures not included in Adjusted EBITDA or net income	(291)	1,276
Adjustment to exclude distributions from equity investees and include equity in investees net income	(7,808)	(4,891)
Non-cash legacy stock appreciation rights plan expense	(322)	(705)
Other non-cash items	(5,039)	264
Income tax (expense) benefit	(962)	(117)
Discontinued operations	—	(294)
Income from continuing operations	$21,148	$26,612

(1) Our reconciliation of Segment Margin to income from continuing operations reflects that Segment Margin (as defined above) excludes corporate general and administrative expenses, depreciation and amortization, interest expense, certain non-cash items, the most significant of which are the non-cash effects of our stock appreciation rights plan and unrealized gains and losses on derivative transactions not designated as hedges for accounting purposes. Items in Segment Margin not included in income from continuing operations are distributable cash from equity investees in excess of equity in earnings (or losses) and cash payments from direct financing leases in excess of earnings.

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-PRO FORMA EBITDA RATIO - UNAUDITED

(in thousands)

	June 30, 2014
Senior secured credit facility	$492,200
Senior unsecured notes (excluding unamortized premium of $707)	1,050,000
Less: Outstanding inventory financing sublimit borrowings	(105,900)
Less: Cash and cash equivalents	(14,326)
Adjusted Debt (1)	$1,421,974

	Pro Forma LTM
	June 30, 2014
LTM Adjusted EBITDA (as reported) (2)	$255,261
Acquisitions and material projects EBITDA adjustment (3)	42,618
Pro Forma EBITDA	$297,879

Adjusted Debt-to-Pro Forma EBITDA	4.77	x

(1) We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (excluding any unamortized premiums or discounts), less the amount outstanding under our inventory financing sublimit, less cash and cash equivalents on hand at the end of the period.

(2) Last twelve months ("LTM") Adjusted EBITDA. The most comparable GAAP measure to Adjusted EBITDA, income from continuing operations, was $18.0 million for the third quarter of 2013, $16.7 million for the fourth quarter of 2013, $29.8 million for the first quarter of 2014 and $21.1 million for the second quarter of 2014. Reconciliations of Adjusted EBITDA to income from continuing operations before income taxes for all periods presented are available on our website at www.genesisenergy.com.

(3) This amount reflects the adjustment we are permitted to make under our credit agreement for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA from material projects (i.e. organic growth) and includes Adjusted EBITDA (using historical amounts and other permitted amounts) since the beginning of the calculation period attributable to each acquisition completed during such calculation period, regardless of the date on which such acquisition was actually completed. This adjustment may not be indicative of future results.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products, the timing and success of business development efforts and other uncertainties. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.

This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of available cash and Adjusted EBITDA. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures of liquidity or financial performance. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants.

Available Cash before Reserves. Available Cash before Reserves, also referred to as distributable cash flow, is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities. Because Available Cash before Reserves excludes some items that affect net income or loss and because these measures may vary among other companies, the Available Cash before Reserves data presented in this press release may not be comparable to similarly titled measures of other companies.

Available Cash before Reserves, including applicable pro forma presentations, is a performance measure used by our management to compare cash flows generated by us to the cash distribution paid to our common unitholders. This is an important financial measure to our public unitholders since it is an indicator of our ability to provide a cash return on their investments. Among other things, this financial measure aids investors in determining whether or not we are generating cash flows at a level that can support a quarterly cash distribution to the partners. Lastly, Available Cash before Reserves is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.

Available Cash before Reserves is income from continuing operations as adjusted for specific items, the most significant of which are the addition of certain non-cash expenses (such as depreciation and amortization), the substitution of distributable cash generated by our equity investees in lieu of our equity income attributable to our equity investees, the elimination of gains and losses on asset sales (except those from the sale of surplus assets), unrealized gains and losses on derivative transactions not designated as hedges for accounting purposes, the elimination of expenses related to acquiring or constructing assets that provide new sources of cash flows and the subtraction of maintenance capital utilized. Maintenance capital is capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Our quarterly maintenance capital utilized is intended to represent the amount of cash reserves we believe is prudent to establish each quarter attributable to maintenance capital requirements in connection with determining the amount of distributable or discretionary cash flow attributable to that quarter, which cash flow we refer to as Available Cash before Reserves. We believe the most useful quarterly maintenance capital utilized amount is that portion of the amount of previously incurred maintenance capital expenditures that we realize and/or utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components. Because we have not historically used maintenance capital utilized, our future maintenance capital utilized calculations will reflect the realization and/or utilization of solely those maintenance capital expenditures incurred since December 31, 2013.

Adjusted EBITDA. Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), including applicable pro forma presentations, is commonly used as a supplemental financial measure by management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.

We define Adjusted EBITDA as net income or loss plus net interest expense, income taxes, depreciation and amortization plus other specific items, the most significant of which are the addition of cash received from direct financing leases not included in income, non-cash equity-based compensation expense, expenses related to acquiring assets that provide new sources of cash flow and the effects of available cash generated by equity method investees not included in income. We also exclude the effect on net income or loss of unrealized gains or losses on derivative transactions.

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Contact:
Genesis Energy, L.P.
Bob Deere
Chief Financial Officer
(713) 860-2516